SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2002

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1632900
State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation	File Number	Identification No.)

10 S. First Avenue, Walla Walla, Washington		99362
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (509) 527-3636

Not Applicable
(Former name or former address, if changed since last report)

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Item 5. Other Events

        On October 28, 2002, the Registrant announced that its Board of Directors had elected a new member, Gordon E. Budke, a Certified Public Accountant who retired from Coopers & Lybrand in October 1997. Mr. Budke will stand for election at the Registrant's annual meeting in April 2003.

        For further information, reference is made to the Registrant's press release dated October 28, 2002, which is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        Exhibit

            99         Press Release dated October 28, 2002.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

DATE: October 28, 2002	By: /s/D. Michael Jones
D. Michael Jones
President and Chief Executive Officer

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Exhibit 99

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BANNER CORPORATION ELECTED GORDON E. BUDKE TO BOARD OF DIRECTORS

        Walla Walla, WA - October 28, 2002 - Banner Corporation (Nasdaq: BANR), the parent company of Banner Bank, today announced that its Board of Directors has elected a new member, Gordon E. Budke. Mr. Budke, a Certified Public Accountant, retired from Coopers & Lybrand (now PricewaterhouseCoopers) in October 1997. After his retirement, he formed Budke Consulting, specializing in general business assistance to small and growing companies. In addition, he serves as a member of the board of directors and chief financial officer (on a limited basis) of Biomedex, Inc. He also serves as a member of the board of directors and the audit and compensation committees of Yokes Washington Foods, Inc.

        "Gordon brings particularly strong knowledge about the banking industry - having spent seven years as the audit team leader for a publicly held Northwest bank - and an excellent knowledge of commercial businesses operating in the greater Spokane area, a prime target market for Banner," said D. Michael Jones, President and CEO.

        Gordon Budke spent 17 of his 34-year accounting career as the managing partner of the Spokane office of Coopers & Lybrand. He has agreed to lend his financial expertise to the Board by accepting an appointment to serve as Chairman of the Audit Committee.

        Budke will stand for election at Banner Corporation's annual meeting to be held in April 2003. He has a Bachelor of Arts degree in Business Administration from Eastern Washington University. He and his wife Rhoda live in Spokane, Washington.

        Banner Corporation is the parent of Banner Bank, a commercial bank which operates a total of 41 branch offices and six loan offices in 19 counties in Washington, Oregon and Idaho. Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.banrbank.com

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